Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS ANNOUNCES INCREASE IN QUARTERLY

CASH DIVIDEND AND STOCK REPURCHASE PROGRAM

RICHMOND, VA (August 19, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) announced today that its Board of Directors approved a 25% increase in its regular quarterly cash dividend to $0.0625 per share, up from $0.05 per share. The higher dividend is first payable on September 14, 2004 to stockholders of record on August 30, 2004. Cadmus Communications has approximately nine million shares of common stock outstanding.

The Board of Directors also authorized the Company to repurchase up to one million shares of its outstanding common stock in the open market or in privately negotiated transactions. The repurchases are intended to reduce possible dilution in connection with certain previously granted and now exercisable stock option grants. Whether any such repurchases will be made, and the number of shares purchased, will depend upon the availability of shares at acceptable market prices. The program may be discontinued or suspended at any time or from time-to-time without prior notice.

Bruce V. Thomas, president and chief executive officer, commented, “After two years of achieving our financial targets and as a result of our continued strong cash flow, we are pleased to increase our dividend as a means to deliver increased value to our shareholders. We also believe it is prudent to consider repurchasing some of our common stock contemporaneously with the potential exercise of stock options to reduce possible dilution and further enhance shareholder value. We remain committed to reviewing our capital structure and increasing shareholder value as we continue to execute our strategy.”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) the impact of industry consolidation among key customers, and (10) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.